EXHIBIT 99.1

CCG Investor Relations
Crocker Coulson, President
Tel:   +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper, Inc.
Winston Yen, CFO
Phone: +1-562-818-3817
Email: info@orientpaperinc.com
For Immediate Release

Orient Paper Announces Production Line Updates and Comments on Recent Industry Development

BAODING, Hebei, China – June 7, 2011, Orient Paper, Inc. (AMEX: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in northern China, today announced that the Company is nearing the completion of the renovation of one of its idle paper production lines, which can be used to manufacture digital photo base paper and other higher profit margin specialty papers. The Company is also making significant progress towards beginning trial production of its new corrugating medium paper production line in early July 2011.

As previously announced, Orient Paper has been working on renovating a small production line which has been idle since 2007. The renovated production line is expected to produce up to 10,000 tons of digital photo base paper and/or other high profit margin specialty papers, including security paper with certain anti-counterfeit properties. The Company anticipates completing renovation after the installation of new power supply units at the workshop in July 2011.  If test operations are successful, the Company expects to begin by producing digital photo base paper to supply the production of the Company’s two existing digital photo paper coating lines by the end of the third quarter 2011.

Pictures of the Company’s recently renovated production line can be viewed by accessing the below link

http://www.orientpaperinc.com/Renovated-Production-Line.html

Orient Paper’s new 360,000 tons corrugating medium paper production line is making significant progress and is on schedule to begin trial production in early July 2011. With the addition of this new production line, the Company expects total corrugating medium paper production in 2011 to reach approximately 199,500 tons to 220,500 tons, of which up to 98,000 tons are expected to be contributed by the new production line.

Pictures of the Company’s new 360,000 tons corrugating medium paper line can be viewed by accessing the below

http://www.orientpaperinc.com/Picture.html

In May 2011, the Ministry of Industry and Information Technology of the People's Republic of China (“MITT”) announced that it recently ordered the elimination of outdated production capacity for various industries for year 2011, including the closure of approximately 7.4 million tons of paper production capacity in 2011. The government mandated closure of paper capacity in 2011 comprises approximately 7.4% of the current 100 million tons paper production capacity in China, up 72% from 4.3 million tons eliminated in 2010. It is believed that a majority of the paper production capacity to be eliminated concentrates in northern China and includes cultural paper, low-grade packaging paper, and household paper. The paper production capacity closures in the Henan Province and Hebei Province in year 2011 will be approximately 1.9 million tons and 1.1 million tons, respectively, according to the provincial level allocation by the MITT.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper commented, "With the new round of government-mandated closures of regional small and inefficient paper production capacity, we anticipate the pricing pressure will further intensify given reduced supply and stronger demand from our customers in the second half of the year. We believe our new corrugating medium paper capacity which we expect to come online in July will play an important role in our ability to meet the increasing market demand. The paper industry in the Henan, Hebei, Hunan and Guangdong Provinces account for a majority of capacity eliminations, which hopefully will further strengthen our leading market position in northern China. Looking into the future, we plan to develop our expertise to offer new paper products such as security paper with anti-counterfeit properties, to further expand our product portfolio and increase market share.”

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, any financial projections of earnings, revenue, margins or other financial items; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugating medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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